Exhibit 99.2

Summary of Certain Confidential Information Provided to the Supporting Noteholders

The following statements and projections are based upon current expectations. These statements are forward looking and are subject to factors that could cause actual results to differ materially from those suggested here.  Factors that might cause such differences include, but are not limited to, the risk that the pre-packaged plan of reorganization is not ultimately approved by the creditors or the bankruptcy court, does not adequately address the Company’s financial situation or is otherwise not consummated in a timely manner, risks associated with operations of our acquired businesses, as well as risks in our current businesses such as the potential for termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in government regulations relating to the Company’s Specialty Infusion or Wound Care Management businesses, changes in the regulations governing third party reimbursements for the Company’s services, manufacturing shortages of products sold by Curative’s Specialty Infusion business, the impact of competitive products and pricing, the ability to maintain pricing arrangements with suppliers that preserve margins, the seasonality and variability of operating results, the Company’s ability to implement its strategies and achieve its objectives and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  You are referred to the Company’s Annual Report on Form 10-K for the year ending December 31, 2004, and Quarterly Report on Form 10-Q for quarter ending September 30, 2005 for further discussion of these and other risk factors that could affect future results.

Summary Projections

(Dollars in millions)

	Projected for the year ended December 31,
	2005E		2006E		2007E		2008E
Revenues
Specialty Infusion revenues	$274.5		$229.9		$250.6		$275.6
Wound Care Management revenues	29.0		32.8		36.8		41.2
Total revenues	$303.5		$262.7		$287.4		$316.8

Gross margin
Specialty Infusion gross margin	$35.8		$34.7		$37.8		$41.6
Wound Care Management gross margin	15.9		17.7		19.9		22.2
Total gross margin	$51.7		$52.4		$57.7		$63.8

SG&A
Specialty Infusion SG&A	$22.1		$20.4		$21.2		$22.5
Wound Care Management SG&A	3.6		4.1		4.6		5.0
Corporate SG&A	17.3	(1)	15.9	(2)	16.5	(2)	17.2	(2)
Total SG&A	$43.0		$40.4		$42.3		$44.7

Operating margin
Specialty Infusion operating margin	$13.7		$14.3		$16.6		$19.1
Specialty Infusion operating margin %	5.0%		6.2%		6.6%		6.9%
Wound Care Management operating margin	12.3		13.6		15.3		17.2
Wound Care Management operating margin %	42.5%		41.4%		41.6%		41.8%
Corporate SG&A	(17.3	)(1)	(15.9	)(2)	(16.5	)(2)	(17.2	)(2)
Total operating margin	$8.7		$12.0		$15.4		$19.2
Total operating margin %	2.9%		4.6%		5.4%		6.0%

EBITDA	$16.2		$18.6		$22.5		$26.8

(1)                              Excludes 2005 charges

(2)                              Includes estimated public company cost savings

2004 Actual versus 2005 Expected

(Dollars in thousands)

					$	%
	2004		2005		Change	Change
Revenues
Specialty Infusion revenues	$255,443		$274,518		$19,075	7.5%
Wound Care Management revenues	26,925		29,002		2,077	7.7%
Total revenues	$282,368		$303,520		$21,152

Gross margin
Specialty Infusion gross margin	$45,026		$35,799		$(9,227)	(20.5)%
Wound Care Management gross margin	14,849		15,902		1,053	7.1%
Total gross margin	$59,875		$51,701		$(8,174)

SG&A	$188,307	(1)	$124,856	(2)	$(63,451)	(33.7)%

Adjusted EBITDA	$23,015		$16,159		$(6,856)	(29.8)%

(1)                      Includes goodwill and intangible assets impairment charge of $134,755.

(2)                      Includes goodwill and intangible asset charge of $78,684 as disclosed in the Company’s Form 10-Q for the quarter ended September 30, 2005 and excludes charges incurred after June 30, 2005.

Reconciliation of GAAP net loss to EBITDA and Adjusted EBITDA

(In thousands)

	Unaudited Twelve Months Ended December 31,
	2005 Forecast	2004 Actual

GAAP net loss	$(94,657)	$(141,405)

Adjustments:
Income tax benefit	(2,215)	(3,834)
Interest expense	24,364	15,833
Change in fair value of interest rate swap	(539)	1,081
Other income	(109)	(107)
Depreciation and amortization	7,474	5,713
EBITDA	(65,682)	(122,719)

Charges:
Goodwill and intangible assets impairment charges	78,684	134,755
Costs related to Critical Care Systems integration	—	6,844
Litigation expense	48	1,783
California reimbursement allowance, net	—	1,033
Corporate reorganization	2,957	1,319
Financial advisory charges	152	—
Subtotal of charges	81,841	145,734
Adjusted EBITDA	$16,159	$23,015

Revenues

Specialty Infusion - revenues are expected to increase by $19 million over 2004, the result of the inclusion of Critical Care Systems, Inc. in the results for the full year of 2005, same store sales growth of 11% and new branch revenues of $9.3 million.  The revenue improvement is net of an expected decline in blood-clotting products revenues of approximately $12 million, the result of MediCal and Medicare reimbursement rate reductions.

Wound Care - revenues are expected to increase by $2 million over 2004, the result of the operation of 103 centers in 2005 vs 93 in 2004.

Ebitda

The most significant impact on Ebitda results from 2004 to expected 2005 is the reimbursement change made for blood clotting products in mid 2004 by the State of California and the January 2005 cuts implemented by Medicare.  Year over year the Company expects to experience a decline in gross margin related to blood clotting products of approximately $9 million, with minimal opportunity for cost cuts to help offset the decline.  Additionally Ebitda drag from new branch expansion in 2005 is expected to be $2 million higher than 2004’s drag.  Same store sales growth in Specialty Infusion of approximately 11% and revenue growth of 7% in Wound Care help offset some of the decline.

2005 expected versus 2006 expected Adjusted Ebitda

Adjusted Ebitda is expected to be $16.2 million and $18.6 million in 2005 and 2006, respectively.  $1.7 million of the improvement is expected to come from the reflection of a full year of savings from the previously disclosed consolidation of the Company’s corporate headquarters and corporate functions into the Company’s office located in Nashua, New Hampshire (2005 only reflected ½ year).  Substantially all of the remainder of the projected Ebitda increase is a result of same store sales growth and improvement due to the maturation of 2004 and 2005 expansion branches.

Resignation of Customer Sales and Service Representatives

As previously disclosed in a Form 10-Q filed on November 14, 2005, six of the Company’s customer sales and service representatives servicing hemophilia patients resigned from Curative on October 21, 2005.  The Company reported these employees represented approximately $25.0 million of revenue annually.

The total maximum impact from the departure of the six employees is estimated to be $4.7 million of Ebitda annually.

De Novo Branch Analysis

De Novo Branch Summary

(Dollars in thousands)

	Revenue			EBITDA
	Management Projections		Actual YTD	Management Projections		Actual YTD
	2005	2006	9/30/05	2005	2006	9/30/05
2004 Branches	$7,496	$15,177	$4,963	$(1,756)	$1,333	$(1,701)
2005 Branches	1,013	8,532	402	(1,406)	(561)	(717)
Total	$8,509	$23,709	$5,365	$(3,162)	$772	$(2,418)

Accounts Receivable Analysis

As of August 31, 2005, the Company had $85.5 million in total accounts receivable.  This is broken out into three categories: <120 days, 121 – 150 days and >150 days, of which balances were $52.4 million, $3.7 million and $29.4 million, respectively.

Those accounts receivable that are greater than 150 days generally fall into 3 categories: (1) TPN, (2) Hemophilia and (3) Private Payor Delays.

Synagis Data

Synagis 2005E Revenue:	$58.4 million

Synagis 2005E Ebitda:	$800,000

Proceeds from sale:	$1.75 million

Working Capital Data
A/R Balance at close,	$3.7 million
Inventory
Synagis:	$1.8 million
Core Therapies:	$1.4 million

Use of Non-GAAP Financial Measures

In the summary information above, the Company has presented both historical and forward-looking financial measures identified as Ebitda (i.e., earnings before interest income and expense, other income, taxes, depreciation and amortization) and Adjusted Ebitda (i.e., earnings before interest income and expense, other income, taxes, depreciation, amortization, and certain other charges and adjustments).  Reconciliations of GAAP net loss to the non-GAAP measures for fiscal years 2004 and 2005 are included in the table on page 3 of this summary.  The Company has concluded that it is not possible to reconcile the non-GAAP measures for fiscal years 2006, 2007 and 2008 to projected GAAP net income because the projected GAAP net income will depend upon the capital structure of the Company in the future.  Due to the proposed restructuring of the Company, the future capital structure cannot be determined at this time.

The Company provided this forward-looking financial information to senior noteholders at their request in connection with the negotiation of the plan of reorganization contemplated by the Plan Support Agreement.  The Company provided these non-GAAP financial measures to the senior noteholders in part because it could not develop forward-looking GAAP projections due to the uncertainty regarding the

Company’s capital structure in the future.  In addition, the Company believes the senior noteholders found Ebitda and Adjusted Ebitda to be useful in understanding the Company’s underlying business operating results and its ability to generate working capital and service its debt. In its adjustments to derive Ebitda, the Company included the change in the fair value of an interest rate swap entered into by the Company in 2004 and eliminated in 2005.  The Company included this factor in the calculation of Ebitda because it believes this change in fair value is comparable to interest income (expense).  Adjusted Ebitda excludes certain additional charges, such as those relating to the Company’s consolidation of its New York office to New Hampshire in 2004-2005, its integration with Critical Care Systems, litigation, goodwill and intangible asset impairments, changes in the California reimbursement methodology and financial advisory fees.  The Company excluded these items from the Adjusted Ebitda numbers given to the senior noteholders because it believes these charges are unusual or non-recurring and so do not reflect the normal ongoing operations of the Company.

Although Ebitda and Adjusted Ebitda are not measures of financial performance under GAAP, they were provided to the senior noteholders for analytical purposes in connection with the negotiations.  The Company believes that these non-GAAP measures provide the senior noteholders with useful information in comparing the Company’s performance over different periods, particularly when comparing one of these periods to a period in which the Company did not incur these kind of charges.  These non-GAAP measures should be considered in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP.